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                                  EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                            Three months ended       Six months ended
                                                                 June 30,                June 30,
                                                          ----------------------    -----------------
                                                             2001        2000         2001       2000
                                                          -----------  ---------    ---------  ------

Basic:

   Average shares outstanding..........................       18,796      19,138     18,792      19,085
                                                          ==========   =========    =======    ========

   Income (loss) before cumulative effect of change in
      accounting principle.............................   $   (3,784)  $     506   $ (7,337)   $  2,062
   Cumulative effect of change in accounting for
      outsourcing services, net of taxes...............           --          --         --      (4,862)
                                                          ----------   ---------   --------    --------
   Net income (loss)...................................   $   (3,784)  $     506   $ (7,337)   $ (2,800)
                                                          ==========   =========   ========    ========

   Earnings per share:
   Income (loss) before cumulative effect of change in
      accounting principle.............................   $    (0.20)  $    0.03   $  (0.39)   $   0.11
   Cumulative effect of change in accounting for
      outsourcing services, net of taxes...............           --          --         --       (0.26)
                                                          ----------   ---------   --------    --------
   Net (income) loss per basic share...................   $    (0.20)  $    0.03   $  (0.39)   $  (0.15)
                                                          ==========   =========    =======    ========



Diluted:

   Average shares outstanding..........................      18,796       19,138     18,792      19,085

   Net effect of dilutive stock options based on the
     treasury stock method using the average market price                    468         --          --

                                                          ----------   ---------   --------    --------
    Total..............................................      18,796       19,606     18,792      19,085
                                                          ==========   =========   ========    ========
   Income (loss) before cumulative effect of change in
      accounting principle.............................   $  (3,784)   $     506   $ (7,337)   $  2,062
   Cumulative effect of change in accounting for
      outsourcing services, net of taxes...............          --           --         --      (4,862)
                                                          ----------   ---------   --------    --------
   Net income (loss)...................................   $  (3,784)   $     506   $ (7,337)   $ (2,800)
                                                          ==========   =========   ========    =========

   Earnings per share:
   Income (loss) before cumulative effect of change in
      accounting principle.............................   $   (0.20)   $    0.03   $  (0.39)   $    0.11
   Cumulative effect of change in accounting for
      outsourcing services, net of taxes...............          --           --         --        (0.26)
                                                          ----------   ----------  ---------   ----------
   Net (income) loss per diluted share.................   $   (0.20)   $    0.03   $  (0.39)   $   (0.15)
                                                          ==========   ==========  =========   ==========


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